EXHIBIT 99.1

NextWave Announces 1-for-7 Reverse Stock Split,
Effective June 21, 2010

SAN DIEGO--(BUSINESS WIRE)-- NextWave Wireless Inc. (NASDAQ: WAVE - News) (the “Company”) today announced that it has filed a certificate of amendment to its Amended and Restated Certificate of Incorporation to effect a 1-for-7 reverse stock split that will become effective at 12:01 a.m. Eastern Time on Monday, June 21, 2010.  The primary purpose of the reverse stock split is to raise the per share trading price of the Company’s common stock to better enable the Company to maintain the listing of its common stock on The NASDAQ Stock Market LLC (“NASDAQ”).  It is expected that NASDAQ will append a “D” to the Company’s ticker symbol to indicate the completion of the reverse split and that after a 20-day period following the reverse split, the ticker symbol will revert to “WAVE”.

At the effective time of the reverse stock split, every 7 shares of the Company’s pre-split common stock, par value $0.001 per share, will automatically be reclassified as and converted into 1 share of post-split common stock, par value $0.007 share.  The number of authorized shares of the Company’s common stock will be reduced accordingly by a ratio of 1-for-7.  Outstanding stock incentive awards will also be adjusted to give effect to the reverse split and the shares available for future grants will be proportionately reduced.

The Company has retained its transfer agent, Computershare Shareholder Services (“Computershare”), to act as exchange agent for the reverse stock split.  Computershare will notify the Company’s stockholders of record that held paper share certificates as of the effective time to transmit outstanding share certificates to Computershare, and Computershare will issue new book entry statements of holding representing 1 share of post-split common stock for every 7 shares held of record as of the effective time.   Stockholders that currently hold shares in book entry form will receive updated statements of holding reflecting the reverse split and need not take any action.  In settlement of fractional shares that might arise as a result of the reverse split, the Company will cause Computershare to make a cash payment based on the average closing sales price of the Company’s common stock as reported on The Nasdaq Global Market for the ten trading days immediately preceding the effective time.

In order to maintain the Company’s listing on NASDAQ, on or before July 21, 2010, the Company’s common stock must have a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days.  If the Company is unable to meet this requirement, the NASDAQ Listing Qualifications Panel will issue a final determination to delist and suspend trading of the Company’s common stock.  The reverse stock split is intended to raise the bid price of the common stock to satisfy the $1.00 minimum bid price requirement. However, there can be no assurance that the reverse stock split will have the desired effect of sufficiently raising the common stock price. The effect of a reverse stock split upon the market price of the common stock cannot be predicted with any certainty. The market price of the common stock may vary based on other factors that are unrelated to the number of shares outstanding, including the Company’s future performance. We also cannot assure you that the common stock will not be delisted due to a failure to meet other continued listing requirements even if after the reverse stock split the market price per share of the common stock remains in excess of $1.00. If a delisting from NASDAQ were to occur, the Company may seek to have the common stock traded on the OTC Bulletin Board or in the “pink sheets.” These alternative markets are generally considered to be less efficient and liquid than The NASDAQ Global Market.

About NextWave Wireless

NextWave Wireless Inc. is a wireless technology company that develops, produces and markets mobile multimedia and consumer electronic connectivity products including device-embedded software for mobile handsets, client-server media platforms, media sharing software for consumer electronics and pocket-sized mobile broadcast receivers. The company also manages and maintains worldwide wireless spectrum licenses.

Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that forward-looking statements will be achieved, and actual events or results could differ materially from the events or results predicted by such statements. Important factors that could cause actual events or results to differ materially are discussed in greater detail in the filings of NextWave with the Securities and Exchange Commission. All such documents are available through the SEC’s website at www.sec.gov.  NextWave makes no commitment to update any forward-looking statements in order to reflect subsequent changes in events or circumstances except as may be required pursuant to applicable law.

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